UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2018

INNERWORKINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-52170 (Commission File Number)	20-5997364 (I.R.S. Employer Identification No.)

600 West Chicago Avenue Suite 850 Chicago, Illinois	60654
(Address of principal executive offices)	(Zip Code)

(312) 642-3700 (Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Mr. Stoddart as Chief Executive Officer and Related Employment Agreement

On February 1, 2018, InnerWorkings, Inc. (the “Company”) announced that it has named Richard S. Stoddart, as President and Chief Executive Officer of the Company, effective as of April 5, 2018 or another mutually agreeable date (the “Start Date”). The Company anticipates that Mr. Stoddart will also be appointed to serve as a member of the Board of Directors of the Company (the “Board”), effective as of the Start Date.

From February 2016 through the present, Mr. Stoddart, 53, served as Global President and the chief executive officer of Leo Burnett Worldwide, a global advertising agency. He previously served as Chief Executive Officer of Leo Burnett North America from 2013 to 2016 and as President of Leo Burnett North America from 2005 to 2013. From 2005 to 2013, he was Manager of Marketing Communications of Ford Motor Company (NYSE). He currently serves on the Board of Directors of Hasbro, Inc. (NASDAQ) and is a member of its Audit and Finance Committees. Mr. Stoddart also serves as a member of the Board of Directors of Carbon Media Group, LLC, the largest outdoor sports digital media company. Mr. Stoddart holds a Bachelor of Arts from Dartmouth College.

In connection with his appointment as President and Chief Executive Officer, Mr. Stoddart and the Company entered into an Employment Agreement, dated January 31, 2018 (the “Stoddart Employment Agreement”). Pursuant to the Stoddart Employment Agreement, Mr. Stoddart will receive an annual base salary of not less than $800,000. Mr. Stoddart will also be entitled to a target annual bonus opportunity equal to not less than 85% of Mr. Stoddart’s annual base salary, with a maximum bonus opportunity of 200% of his performance bonus target, prorated for 2018 based on the Start Date. The Stoddart Employment Agreement also entitles Mr. Stoddart to a signing long-term incentive grant equal to $1,500,000 in grant date target value that will consist of 50% stock options and 50% restricted shares of the Company’s common stock, each vesting ratably over a four-year period. Beginning in 2018, Mr. Stoddart will also be entitled to annual long-term incentive awards, as approved by the Compensation Committee of the Board in its discretion, with a targeted grant date value of $1,500,000.

In the event Mr. Stoddart is terminated by the Company without “cause” or if he resigns for “good reason” (each as defined in the Stoddart Employment Agreement), Mr. Stoddart would be entitled to receive, following his execution and non-revocation of a release of claims, (i) an amount, payable in equal installments over a twenty-four (24) month period, equal to two (2) times the sum of (A) his annual base salary in effect on the date of termination and (B) his target annual bonus for the fiscal year in which the date of termination occurs; provided that if at the time of such termination Mr. Stoddart has not worked twenty-four (24) months, this payment will be decreased pro rata (but shall in all events be at least one (1) times the sum of (A) and (B)), (ii) his prorated annual bonus based on the Company’s actual performance for the year in which such date of termination occurs, (iii) immediate vesting of all outstanding equity-based awards which would otherwise have vested based solely on the passage of time if his employment had continued for a period of twenty-four (24) months following the date of termination, and (iv) immediate vesting of the pro rata portion of equity-based awards which would otherwise have vested based on performance if Mr. Stoddart had remained employed for a period of twenty-four (24) months following the date of termination. Mr. Stoddart would also be entitled to full immediate vesting of any unvested portion of Mr. Stoddart’s signing grant. In the event Mr. Stoddart experiences a “qualifying termination” of employment in connection with a “change in control” (each as defined in the Stoddart Employment Agreement), Mr. Stoddart would, in addition to the benefits set forth above, be entitled to immediate vesting of all outstanding equity-based awards (including immediate vesting at the target level of performance for equity-based awards which would otherwise vest based on performance).

Upon a termination of employment for any reason, Mr. Stoddart would continue to be subject to non-competition and non-solicitation restrictive covenants for two (2) years following his termination.

The Stoddart Employment Agreement has a term expiring on December 31, 2018, unless earlier terminated by either party, and will automatically renew for successive one-year periods unless either party delivers a notice of non-renewal.

The foregoing description of the Stoddart Employment Agreement is a summary only and is qualified in its entirety by reference to the full text of the Stoddart Employment Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

There is no arrangement or understanding between Mr. Stoddart and any other person pursuant to which Mr. Stoddart was appointed as an executive officer of the Company. There are no family relationships between Mr. Stoddart and any director or executive officer of the Company, and Mr. Stoddart has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Transition Agreement with Mr. Belcher

Effective as the Start Date, Eric D. Belcher, the Company’s current President and Chief Executive Officer, will transition from his position as President and Chief Executive Officer to the role of Executive Chairman of the Board. In connection with this transition, the Company entered into a Transition Agreement with Mr. Belcher, dated February 1, 2018 (the “Transition Agreement”). Pursuant to the Transition Agreement, Mr. Belcher will continue in his current position as President and Chief Executive Officer until the Start Date and, upon such date, will relinquish his position of President and Chief Executive Officer and any positions held in any subsidiaries or affiliates of the Company, other than his position as a member of the Board. Mr. Belcher will then serve as the Chairman of the Board until December 31, 2018 (which period may be shortened by the Board in its discretion or, by agreement of the parties, extended). The period during which Mr. Belcher serves as Chairman of the Board is referred to herein as the “Transition Period.”

The Transition Agreement provides that, until the Start Date, Mr. Belcher will continue to receive base salary and employee benefits at the levels he received as of the date of the Transition Agreement. Mr. Belcher will remain eligible to receive his full annual bonus for 2017 based on the Company’s existing bonus plan and will be eligible to receive an annual bonus for 2018 (with a payout at target performance of 115% of base salary) as of the Start Date, pro-rated for the percentage of 2018 that Mr. Belcher served as President and Chief Executive Officer (the “Annual Bonus”). During the Transition Period, Mr. Belcher will receive a base salary at a rate of $400,000 per year (the “Transition Salary”) and will continue to vest in his equity awards in accordance with their terms. In addition, the Transition Agreement provides that Mr. Belcher may receive a bonus targeted at $200,000 for 2018, solely in the discretion of the Board and taking into account Mr. Belcher’s efforts during the Transition Period (the “Discretionary Bonus”). The Discretionary Bonus may, in the Board’s discretion, be greater than or less than $200,000.

The Transition Agreement also provides that Mr. Belcher will be eligible to receive a special transition bonus of $500,000 (the “Transition Bonus”) if he serves as Chairman of the Board until December 31, 2018, provided that (i) if the Board terminates Mr. Belcher’s position as Chairman of the Board for “cause” (as defined in Mr. Belcher’s Amended and Restated Employment Agreement with the Company, dated December 19, 2013 (the “Belcher Employment Agreement”)), Mr. Belcher will not receive the Transition Bonus, (ii) if the Board terminates Mr. Belcher’s position as Chairman of the Board other than for “cause” or if Mr. Belcher resigns for “good reason” (as defined in the Belcher Employment Agreement), in each case prior to December 31, 2018, Mr. Belcher will receive the full Transition Bonus, and (iii) if Mr. Belcher terminates his services as Chairman of the Board prior to December 31, 2018 other than for “good reason,” Mr. Belcher will receive a prorated Transition Bonus based on the number of days he served as Chairman of the Board following the Start Date.

If Mr. Belcher is a member of the Board on the date the Company makes its annual equity awards to directors, then Mr. Belcher will receive the same grant as provided to other directors, with such award vesting at the earlier of (i) one (1) year from the date of grant or (ii) upon conclusion of Mr. Belcher’s service on the Board.

Under the Transition Agreement, Mr. Belcher will also remain eligible for heightened equity vesting provided in the Belcher Employment Agreement if a “change in control” and “qualifying termination” (each as defined in the Belcher Employment Agreement, except that for purposes of clause (a) of the definition of “change in control,” “thirty-five percent (35%)” shall be substituted for “fifty percent (50%)”) occur during the Transition Period.

In addition, the Transition Agreement provides for continuation of Mr. Belcher’s benefit plan participation and perquisites during the Transition Period, as well as certain reasonable office, technology and secretarial support provided to him during the Transition Period.

The Transition Agreement also provides that if Mr. Belcher’s service as Chairman of the Board terminates prior to March 15, 2019, the Company will employ Mr. Belcher in a non-executive officer position generally through March 15, 2019, during which time Mr. Belcher will continue to assist with matters as reasonably requested by the successor Chief Executive Officer. In addition, if Mr. Belcher’s service as Chairman of the Board terminates prior to December 31, 2018 due to his removal from such position by the Company other than for “cause” or due to his resignation for “good reason,” Mr. Belcher will be entitled to receive his Transition Salary, his Annual Bonus, the Transition Bonus and the Discretionary Bonus, in each case as if his service as Chairman of the Board continued through December 31, 2018. Subject generally to his compliance with the applicable terms of the Transition Agreement and the Belcher Employment Agreement, Mr. Belcher’s special performance option award that was granted on March 15, 2016, and other equity awards, will continue to vest in accordance with their terms through March 15, 2019, and Mr. Belcher will remain eligible to receive one-third (1/3) of the performance share units that he would have received in connection with his award granted June 1, 2017 had he remained employed by the Company through the end of the performance period (with the amount determined based on the Company’s actual performance during the performance period).

The foregoing description of the Transition Agreement is a summary only and is qualified in its entirety by reference to the full text of the Transition Agreement, which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Item 8.01 Other Items

On February 1, 2018, the Company issued a press release announcing Mr. Stoddart’s appointment as President and Chief Executive Officer of the Company, a copy of which is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
10.1	Employment Agreement between InnerWorkings, Inc. and Richard S. Stoddart, dated January 31, 2018.
10.2	Transition Agreement between InnerWorkings, Inc. and Eric D. Belcher, dated February 1, 2018.
99.1	Press Release dated February 1, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNERWORKINGS, INC.

Dated: February 2, 2018	By:	/s/ Ronald C. Provenzano
	Name:	Ronald C. Provenzano
	Title:	General Counsel and Corporate Secretary